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                              SECURITIES AND EXCHANGE COMMISSION
                                    WASHINGTON, D.C. 20549

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                                           FORM 8-K

                                        CURRENT REPORT

                            Pursuant to Section 13 or 15(d) of the
                               Securities Exchange Act of 1934

                               Date of Report: October 15, 1997



                                  HMG WORLDWIDE CORPORATION
                    (Exact name of Registrant as specified in its charter)


        Delaware                        0-13121                  13-3402432
(State or other jurisdiction of  (Commission File No.)  Employer Identification
incorporation)                                          No.



475 Tenth Avenue, 12th Floor, New York, New York                      10018
(Address of principal executive offices)                           (Zip Code)



Registrant's telephone number, including area code: 212-736-2300











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Item 5.    Other Events

    Effective September 30, 1997, the Company issued $2.2 million 10% Convertible Debentures Due September 30, 2000 ("Debentures") through a private placement ("Private Placement"). Each Debenture bears interest at the rate of 10% per annum and is convertible, at the option of the holder at any time, into shares of Company's Common Stock ("Conversion Shares"), $0.01 par value, based upon the conversion price of $1.25 per share. The Company may prepay the Debentures, on 30 days prior notice, at such time as the average closing price of the Common Stock exceeds $1.75 per share for a 30 day period prior to notice of such prepayment provided that the Conversion Shares have been registered under the Securities Act at the time of such prepayment. The Debentures and the Conversion Shares which may be acquired upon the conversion have been issued without registration by reason of the private offering exemption under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. Accordingly, the Debentures and the Conversion Shares may not be resold by the respective purchasers thereof absent registration under the Securities Act or the availability of an applicable exemption from such registration.

    Also on September 30, 1997, the Company entered into a two year Consulting Agreement with Lazam Properties Ltd ("Consultant") for which the Consultant will provide financial consulting and other services. Pursuant to the terms of the Consulting Agreement, the Consultant will receive (i) payments aggregating $260,000 and (ii) warrants to purchase an aggregate of 200,000 shares of Common Stock exercisable at $1.25 per share. The warrants are exercisable over a term of five years.


                                          SIGNATURES


    Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on it behalf by the undersigned thereunto duly authorized.


Dated:   October 15, 1997                             HMG Worldwide Corporation
                                                              (Registrant)


                                             By:     /s/ Robert V. Cuddihy, Jr.
                                                    Chief Operating Officer and
                                                    Chief Financial Officer

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